Exhibit 10.22

Memorandum of Understanding between the Sekondi-Takoradi Metropolitan Authority, J. Stanley-Owusu & Co. Limited and Blue Sphere Corporation with respect to destroying and utilising methane from the Landfill Servicing the Sekondi-Takoradi Metropolitan Assembly

This memorandum of understanding (“MoU”) relates to a clean development mechanism carbon credit project to be performed at the landfill site (existing and engineered) and is entered into in Takoradi, Ghana on 14 October 2011 between:

1.  the Takoradi Metropolitan Authority (“TMA”) , which is a legal person under applicable Ghanaian law;
2. J. Stanley-Owusu & Co. Limited (“JSO”), which is a legal person under applicable Ghanaian law with an address at PO Box 3751, Accra, Ghana; and
3. Blue Sphere Corporation (“BSC”), a corporation organised under the laws of Nevada with an address at 35 Asusta St. Even Yehuda, Israel 40500 (each a “Party” and together, the “Parties”).

WHEREAS:

а) The Parties believe that the existing and engineered landfill site (the “Landfill”) is a viable candidate for a clean development mechanism (“CDM”) landfill methane project in accordance with approved methodology AM0025, ACM0001 or other approved methodology (the “Project”) under the Kyoto Protocol to the United Nations Framework Convention on Climate Change or its replacement protocol both as amended or extended (the “KP”).

b) In order to preserve the right to implement the Project under the existing rules of the KP and European Union Emissions Trading System, the Parties have agreed to sign this agreement, conduct a feasibility study at the site of the landfill (the “Study”) and, in the event of a positive outcome, to enter into a definitive project agreement based hereon and commence implementation of the Project in a commercially reasonable timeframe.

Now, therefore, the Parties have agreed as follows:

Article 1.  Process; Granted Rights

1.1 Process. The Process will be as follows:

1.	BSC will conduct the Study, the results of which will be shared with TMA and JSO, which will have 5 days to provide feedback thereon.
2.
In the event that in the opinion of BSC and taking into consideration the feedback of TMA and JSO, the results of the Study are satisfactory to BSC, the Parties shall use their reasonable endeavours to enter into, within three (3) weeks from the date on which BSC decided that the results of the Study were declared satisfactory, a binding project agreement to commence implementation of the Project and the CDM registration process.

1.2 Certain Rights to be Included in a Binding Project Agreement.

1.2.1 BSC agrees to pay 100% of the costs to be incurred in implementing the Project and registering and selling its certified emission reductions (“CERs”).

1.2.2 The Parties agree that all costs to be incurred after the receipt of the Project’s first CER revenue shall be borne and paid out of such revenue for the life of the Project.

1.2.3 The Parties agree that all CERs to be obtained from the Project shall be deposited into BSC’s registry account at the UNFCCC or the registry account of a third party purchaser designated by BSC.

1.2.4 The Parties agree that all right, title and interest in and to the gas to be extracted from the Landfill shall be transferred to BSC or to a third party purchaser designated by BSC (it being understood that a provision of this nature is required by buyers of landfill CDM project CERs).

1.3 Energy Generation.  In the event that there is a sufficient flow and quality of gas to make the installation of a power and heat generator profitable, as determined after the first issuance of CERs, the Parties will use their reasonable endeavours to negotiate and enter into a separate agreement for the installation of power generation equipment.  The Parties agree that any party that invests funds into power and heat generation shall first recoup 100% of its investment before any profits from the sale of power and heat are shared between the Parties.

Article 2. Reimbursement of Expenses and Allocation of Profit

2.1 Both Parties agree to divide the CERs from the Project in the following manner:

100% of the costs to be incurred by and paid for by BSC up until the first receipt of the Project’s CER sale revenue will be reimbursed from the revenue to be received from the sale of CERs. In this connection, each year, an amount sufficient to cover such expenses will be deducted from any CER revenue and transferred to BSC until 100% of such expenses have been reimbursed.  Any remaining revenues will be allocated amongst the Parties in accordance with sub-article 2.2 below.

2.2 Subject to the terms and conditions following this sentence, after reimbursing all relevant costs to BSC, all remaining CER revenues will be allocated between the Parties as follows:  80% to BSC, 12.5% to TMA and 7.5% to JSO until the end of 2024.  From 2025 until the end of the Project, BSC will receive 70%, TMA 20% and JSO 10%.

2.3 The Parties agree that all expenses to be incurred in connection with the Project will be reasonably related to the implementation thereof and will, to the extent practicable, be communicated to the other Party before their incurrence.

Article 3. Exclusivity

The Parties agree that neither Party will enter into any discussions with any other parties relating to participating in or benefiting from the Project in any manner without the written consent of the other Party.

Article 4. Confidentiality

4.1. For so long as this MoU is in force and for 5 years after its termination, the Parties agree to keep confidential all information marked as confidential received from the other Party and not to disclose such information without the consent of the Party.  Nor will either party use any confidential information other than for the purposes of this MoU.

4.2. For the avoidance of doubt, confidential information will include all documents, data, technical information, business, financial and other information, written or oral, disclosed in connection with this Project with the exception of documents, data and/or information that:
а) when  disclosed or subsequently, is or becomes public information (not including as a result of a breach of this MoU);
b) was in the possession of the disclosing Party prior to its receipt from the other Party; and
с) was received from a third-party and is not subject to any limitations on its disclosure.

4.3 Notwithstanding the foregoing, the receiving Party may disclose confidential information to its counsel, technical or commercial consultants, investors, financiers, auditors and its partners (collectively “Consultants”) for the purpose of implementing the Project on the condition that the receiving Party inform its Consultants of the confidential nature of such information and bind the Consultant to observe the provisions contained in this Article 4.

Article 5. Term and Termination

This MoU shall expire two years after the date hereof unless by such time BSC has performed the Study and based on the results thereof has decided to implement the Project (such decision to be communicated in writing to TMA and JSO).  In such case, this MoU shall remain in force until the Parties enter into a binding project agreement.  The confidentiality provisions of this MoU shall survive termination in the event that the Parties do not enter into a binding project agreement.

Article 6. Amendments to this MoU

Any changes to this MoU will be accomplished by means of supplemental written agreements between the Parties.

Article 7. Governing Law and Dispute Resolution

7.1 This MoU is governed by the law of England & Wales without regard for its conflict of laws principles.  All disputes arising out of or in connection with this MoU, shall be finally settled in arbitration in accordance with the rules and procedures of the London Court of International Arbitration by a single arbitrator appointed in accordance with said Rules which Rules shall be deemed to be incorporated by reference into this Section 7.1.  The decision of the arbiter shall be final.  The place of arbitration shall be London, England and the proceedings shall be conducted in the English language. The award of such arbitration shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The arbitrator shall give detailed explanations and reasoning for his judgment.

7.2 This MoU shall also be subject to the legal principle of “pacta sunt servanda” (agreements should be performed).

7.3 Each Party agrees to try to resolve all disputes and conflicts that arise between them in connection with this MoU through timely negotiations.  If the Parties do not resolve their conflict within 90 calendar days, such conflict may be referred to arbitration in accordance with Section 7.1 above.

Article 8. Other Conditions

8.1 This MoU may be signed in counterparts and delivered via facsimile or via email, each such counterpart (whether delivered via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.  Facsimile signatures of the Parties shall be deemed to constitute original signatures, and executed facsimile copies hereof shall be deemed to constitute duplicate originals.

8.2 The Parties agree that BSC is and may be referred to in any Project documentation a Project Participant.

8.3 This MoU constitutes the entire understanding between the parties and supersedes any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them.

8.4 No Party shall be liable under this Agreement, for consequential, indirect, special or punitive damages such as, but not limited to, loss of profit.

IN WITNESS WHEREOF, this MoU is executed by each party by its duly authorized representative on the date set forth above.

Sekondi-Takoradi Metropolitan Authority

Name:
Title:

J. Stanley-Owusu & Co. Limited

Name:
Title:

Blue Sphere Corporation

Name:
Title: